October 12, 2019
Helen Kotchoubey
Dear Helen,
Congratulations! On behalf of Castlight Health, Inc., a Delaware corporation (the “Company”), I am pleased to offer you the position of Chief Operating Officer, reporting to me. This position will be located at our San Francisco, CA office. Your anticipated start date will be October 23, 2019.
Your total rewards package is as follows:
Base Salary: $400,000 Annually
Bonus Target: 75% of base salary ($300,000 annual opportunity)
Equity: $2.1M in equity value (50% of value delivered in Restricted Stock Units (approx. 724,000 RSUs) and 50% delivered in stock options (approx. 1.3M stock options)
Sign On Bonus: $140,000 total payout less applicable state/federal withholdings, intended for purposes of relocation (payable first payroll after start date)
This offer is conditional on satisfactory results of a routine background check, satisfactory results of reference checks, and other matters mentioned below. Your income is subject to applicable withholdings and deductions, payable in accordance with the Company’s standard payroll schedule and procedures.
Castlight Health’s Annual Bonus Program will be prorated based on hire date. There are two bonus performance periods each year: 1st Half (January – June) and 2nd Half (July through December). You will be eligible for a prorated 2019 bonus award based on your date of hire. Payout is contingent on approval by the Compensation & Talent Committee. The percentage amount, as stated above, may change in future years. Your award will be based on the company funding of the bonus pool and your individual performance. Bonus awards are not guaranteed.
In the event that you voluntarily leave Castlight Health within 24 months of your date of hire, you will be responsible for reimbursing the company at the following schedule:
•Less than 12 months of service – Repayment of 100% of the signing bonus
•12-23 months - Repayment of 50% of the signing bonus
•24 months – No Repayment
As a regular employee of the Company, you will be eligible to participate in Company sponsored benefits generally available to regular employees. You shall also be reimbursed in accordance with the Company’s expense reimbursement policies for all documented reasonable business expenses that are incurred in connection with carrying out your duties for the Company and in compliance with Company policy. At Castlight we do not have a formal paid vacation, personal and sick-time policy. Instead, we have a flexible time-off policy pursuant to which we encourage you to take time-off and to work with your manager on the timing.
Subject to the approval of the Company’s Compensation and Talent Committee of the Board of Directors, you will be awarded an equity grant equivalent to $2.1M in value. 50% of value will be delivered in Restricted Stock Units (RSUs) and 50% will be delivered in stock options. The size of these equity awards will be calculated using the closing price of Class B common stock on the date the grants are issued at the next regularly-scheduled meeting of the Compensation and Talent Committee of the Board of Directors, which is currently proposed to be November 15, 2019. The option (the “Option’) to purchase shares of the Company’s common stock will have an exercise price equal to the fair market value of such shares on the grant date. The RSU and option awards will be subject to a four-year vesting schedule with 25% of the RSUs and options vesting on November 16, 2020 (one year from the grant date), and the remainder vesting quarterly thereafter, provided you remain in continuous service on each applicable vesting date, as set forth in the applicable equity award agreements. On each vesting date, the shares subject to the RSUs, which are vested, will be issued within 30 days following the applicable vesting date. Upon receipt of the
614495.01-PALSR01A - MSW

shares by you upon settlement of the RSUs, you will be subject to tax based on the fair market value of such shares on the date of settlement and the Company must satisfy its tax withholding obligations in a manner satisfactory to the Company before any shares are issued to you. The award of equity by the Company is subject to the Board of Directors approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligations on the part of the Company. The equity awards will be governed by the terms of the Plan and your equity award agreements, both of which will be provided to you upon approval of such award by the Company’s Compensation and Talent Committee of the Board of Directors.
Your employment pursuant to this offer is contingent upon you providing the Company with the legally required proof of your identity and authorization to work in the United States, upon your signing and agreeing to be bound by the enclosed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, and upon completion of a basic background check as required by the Company to protect privacy of sensitive user information. If you fail to meet any of these requirements, the Company reserves the right to revoke its offer of employment or terminate its employment relationship with you.
While we hope that your employment with the Company will be mutually satisfactory, employment with the Company is for no specific period of time. As a result, either you or the Company is free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, the “at-will” nature of your employment may not be changed except by an express writing signed and dated by both you and the Chief Executive Officer of the Company.
This letter when signed by you, together with the Executive Severance Agreement between you and the Company dated as of October 23, 2019, sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. To accept and execute this offer, please sign and return within the timeline given in the email associated with your offer.
We look forward to you joining Castlight Health!
If you have any questions, please call the recruiter you are working with or Delaney Diskin at [phone number intentionally omitted].
Sincerely,
/s/ Maeve O’Meara
Maeve O’Meara
Chief Executive Officer
I have read, understand, and accept this employment offer. Furthermore, in choosing to accept this offer, I agree that I am not relying on any representations, whether verbal or written, except as specifically set out within this letter and the Executive Severance Agreement.
/s/ Helen Kotchoubey
Employee Signature
Helen Kotchoubey  Oct 14, 2019
Printed Name   Date:
614495.01-PALSR01A - MSW